Exhibit 5

June 17, 2016

Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, Connecticut 06840

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by Bankwell Financial Group, Inc., a Connecticut corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on this date, for the registration of the following securities of the Company (the “Securities”):

(i)	$25,500,000 of 5.75% Subordinated Notes due August 15, 2025.

We are acting as counsel for the Company in connection with the filing of the Registration Statement. We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto. We have also examined and relied upon the corporate minute books of the Company as provided to us by the Company and the Certificate of Incorporation and By-laws of the Company, each as restated and/or amended.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company provided to us by the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than United States federal law and the state laws of the State of Connecticut.

Bankwell Financial Group, Inc.

June 17, 2016

Based upon and subject to the foregoing, we are of the opinion that the Notes are duly authorized for issuance and, when the Notes are issued in accordance with the terms and conditions described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and any Prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the issuance of the Notes while the Registration Statement is in effect.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP

Hinckley, Allen & Snyder LLP